EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-180977, 333-181320, 333-232194, 333-227912 and 333-225574) and Form S-8 (Nos. 333-135971, 333-152276, 333-177205, 333-218715, 333-232434, 333-227789 and 333-224279) of Pareteum Corporation of our report dated June 17, 2021 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Pareteum Corporation for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Los Angeles, California
June 17, 2021